Exhibit 99

NEWS RELEASE

For Immediate Release
April 17, 2006

For Further Information Contact:
David L. Bumgarner, Chief Financial Officer
(304) 769-1169

City Holding Company Announces First Quarter Earnings

Charleston, West Virginia - City Holding Company, “the Company” (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today announced net income for the first quarter of $12.9 million, or diluted earnings per share of $0.71 compared to $11.7 million, or $0.69 per diluted share in the first quarter of 2005, a 2.9% increase. For the first quarter of 2006, the Company achieved a return on assets of 2.06%, a return on equity of 17.4%, a net interest margin of 4.71%, and an efficiency ratio of 45.3%.

Key components of the increase in net income were increases in net interest income of $3.6 million and non-interest income (principally service charge revenue) of $1.0 million. These increases were partially offset by provision for loan losses of $1.0 million in the first quarter of 2006, as compared to no provision for loan losses in the first quarter of 2005 and non-interest expense of $1.5 million (principally salaries and benefits). Additionally, the Company incurred an expense of $0.3 million in the first quarter of 2006 associated with redemption of some of its outstanding trust preferred securities. Also, during the first quarter of 2005, the Company reported income on bank owned life insurance $0.5 million higher associated with the settlement of an insured claim.

Charles Hageboeck, Chief Executive Officer and President, stated, “I am very pleased with City’s continuing success during the first quarter of 2006. The Company’s diluted earnings per share increased from $0.69 to $0.71 despite the impact of the provision, lower interest income associated with previously securitized loans, and lower revenues associated with bank owned life insurance. Our net interest income rose by 5.0% exclusive of the loss in net interest income associated with lower previously securitized loan balances and the positive impact from the acquisition of Classic Bancshares, Inc. (Classic), parent company of Classic Bank in Ashland, Kentucky, during the second quarter of 2005. Our net interest margin increased 25 basis points as compared to the first quarter of 2005. Loans and deposits both grew meaningfully in an economic environment that has been somewhat challenging for banks. Branch service charges (excluding the impact of the Classic acquisition) increased approximately 8% as compared to the first quarter of 2005. Non-interest expenses remained flat after considering the impact of the Classic acquisition and the costs associated with early redemption of some of our outstanding trust preferred securities. Asset quality, as measured by non-performing assets remained stable and at very desirable levels as compared to many of our peers. The bank is extremely well capitalized and highly liquid.

In summary, the Company is performing well against all measures. As a result, our Board of Directors recently approved an increase of 12% in our quarterly dividend to 28 cents per share. This follows an increase in the dividend rate of nearly 14% in 2005 and 10% in 2004. Additionally, the Company used some of its profits to repurchase 300,000 shares of common stock during the first quarter, which will have a positive impact on the earnings of all remaining shareholders. Based on our continued success in the first quarter of 2006, we believe that the Company remains well positioned to maintain our solid performance on behalf of our shareholders throughout the remainder of the year.”

Net Interest Income

The Company’s tax equivalent net interest income increased $3.6 million, or 16.0%, from $22.5 million during the first quarter of 2005 to $26.1 million during the first quarter of 2005. The increase was attributable to the acquisition of Classic ($2.5 million) as well as a widening of the net interest margin and growth in the Company’s traditional loan portfolio. Exclusive of the Classic acquisition, net interest income increased $1.1 million, or 5.0%, from the first quarter of 2005 to the first quarter of 2006. This increase was due primarily to an increase of $112 million, or 8.7%, in the average balances of traditional loans outstanding (residential real estate, home equity, commercial and installment loans) and a 67 basis points increase in the yield on such loans. These increases were partially offset by increased interest expense and a decline in interest income attributable to previously securitized loans. Interest expense increased $1.8 million due to a 51 basis point increase in the rate paid on interest bearing liabilities from the first quarter of 2005. Interest income from previously securitized loans decreased $0.4 million from the first quarter of 2005. This decrease was related to a decrease in the average balance of previously securitized loans from $54.9 million for the quarter ended March 31, 2005, to $28.1 million for the quarter ended March 31, 2006. However, this reduction was partially mitigated as the yield on these loans rose from 22.8% from the first quarter of 2005 to 39.1% for the first quarter of 2006 (see Previously Securitized Loans section for further discussion).

Credit Quality

At March 31, 2006, the Allowance for Loan Losses (“ALLL”) was $16.8 million or 1.04% of total loans outstanding and 504% of non-performing loans compared to $16.3 million or 1.22% of loans outstanding and 490% of non-performing loans at March 31, 2005, and $16.8 million or 1.04% of loans outstanding and 402% of non-performing loans at December 31, 2005. As a result of the Company’s quarterly analysis of the adequacy of the ALLL, the Company recorded a provision for loan losses of $1.0 million in the first quarter of 2006. The increase in the provision for loan losses from $0.8 million in the fourth quarter of 2005 was due to recent loss trends in the consumer and home equity portfolios within City and national trends. While the Company increased its provision from the fourth quarter of 2005 to the first quarter of 2006, the amount of provision recorded was favorably impacted by continued improvement in the quality of the loan portfolio. Specifically, two problem credits were repaid/reduced during the first quarter. As a result, the amounts applicable to these credits were no longer required, favorably impacting the provision required by $340,000 for the first quarter.

The Company had net charge-offs of $1.0 million for the first quarter of 2006, with depository accounts representing $0.5 million of this total. While charge-offs on depository accounts are appropriately taken against the ALLL, the revenue associated with depository accounts is reflected in service charges and has been steadily growing as the core base of checking accounts has grown. Net charge-offs on installment loans, commercial loans, and real estate loans were $0.2 million, $0.1 million, and $0.2 million, respectively, for the quarter ended March 31, 2006.

Due to a number of strategic initiatives to strengthen the loan portfolio implemented by management in recent years, including tightening credit standards, changing the overall mix of the portfolio to include a higher proportion of real estate secured loans, and identifying and charging off or resolving problem loans, the quality of the Company’s loan portfolio remains solid. At March 31, 2006, non-performing assets as a percentage of loans and other real estate owned were 0.24%. Average non-performing assets as a percentage of loans and other real estate owned for the Company’s peer group for the most recently reported quarter ended December 31, 2005, was 0.68%. Another contributing factor that has enabled the Company to maintain its allowance at lower levels than peers is the composition of the Company’s loan portfolio, which is weighted more toward residential mortgage loans and less toward non-real estate secured commercial loans than its peers. As a result, the Company’s ALLL as a percentage of loans outstanding is 1.04% at March 31, 2006, compared to the average of the Company’s peer group of 1.21% for the most recently reported quarter. The Company believes its methodology for determining the adequacy of its ALLL adequately provides for probable losses inherent in the loan portfolio and produces a provision for loan losses that is directionally consistent with changes in asset quality and loss experience.

Non-interest Income

Net of investment securities gains, non-interest income increased $1.0 million, or 8.3%, to $12.4 million in the first quarter of 2006 as compared to $11.4 million in the first quarter of 2005. The largest source of non-interest income is service charges from depository accounts, which increased $1.5 million, or 16.8%, from $8.4 million during the first quarter of 2005 to $9.9 million during the first quarter of 2006. This increase was partially due to the Classic acquisition, which accounted for $0.8 million, as well as an increase in the utilization of services by the Company’s expanding customer base. Excluding of the impact of Classic, service charge income increased 7.9% from the first quarter of 2005. The Company also experienced a $0.5 million decrease in bank-owned life insurance as the result of a settlement of an insured claim during the first quarter of 2005.

Non-interest Expenses

Non-interest expenses increased $1.5 million from $16.0 million in the first quarter of 2005 to $17.5 million in the first quarter of 2006. The Classic acquisition accounted for $1.3 million of the increased expenses during the first quarter of 2006. Excluding the impact of the Classic acquisition, non-interest expenses increased by $0.2 million in the first quarter of 2006 as compared to the first quarter of 2005 primarily as a result of a $0.3 million charge related to the redemption of some of its trust preferred securities during the period.

The Company’s efficiency ratio improved from 47.4% for the quarter ended March 31, 2005 to 45.3% for the quarter ended March 31, 2006, reflecting ongoing strength in managing expenses while increasing revenues. The average efficiency ratio for the Company’s peer group for the most recently reported quarter ended December 31, 2005, was 60.1%.

Balance Sheet Trends

As compared to December 31, 2005, loans have increased $10.3 million at March 31, 2006. The primary reasons for this growth were increases in targeted areas of commercial loans of $13.6 million, home equity loans of $2.8 million and residential real estate loans of $2.6 million. These increases were partially offset by decreases in installment loans of $4.4 million and previously securitized loans of $4.3 million (see discussion below). The Company was successful in increasing residential real estate loans and home equity loans despite the difficulties imposed by the flat yield curve that has resulted in borrowers refinancing into fixed rate mortgages. Total average depository balances increased $21.5 million, or 4.6% on an annualized basis, from the quarter ended December 31, 2005 to the quarter ended March 31, 2006. This growth was primarily in time deposits, which increased $21.4 million from the quarter ended December 31, 2005.

Previously Securitized Loans

Between 1997 and 1999, the Company originated and securitized $760 million in 125% loan-to-value junior-lien underlying mortgages in six separate pools. The Company had a retained interest in the residual cash flows associated with these underlying mortgages after satisfying priority claims. Principal amounts owed to investors in the securitizations were evidenced by notes that were subject to redemption under certain circumstances. When the notes were redeemed during 2003 and 2004, the Company became the beneficial owner of the mortgage loans and recorded the loans as “Previously Securitized Loans” within the loan portfolio. At March 31, 2006, the Company reported “Previously Securitized Loans” of $25.9 million compared to $50.6 million and $30.3 million at March 31, 2005 and December 31, 2005, respectively, representing a decrease of 48.8% and 14.3%, respectively.

Because the carrying value of the previously securitized loans incorporates discounts for expected prepayment and default rates, the carrying value of the loans is generally less than the contractual outstanding balance of the loans. As of March 31, 2006, the contractual outstanding balances of the mortgages securitized were $43.5 million while the carrying value of these assets was $25.9 million. The difference between the carrying value and the contractual outstanding balance of previously securitized loans is accreted into interest income over the life of the loans. An impairment charge on previously securitized loans would be provided through the Company’s provision and allowance for loan losses if the discounted present value of estimated future cash flows declines below the recorded value of previously securitized loans.

The Company estimates the net carrying value of previously securitized loan balances and related interest income to decrease as shown below:

	12/31 Balance (in millions)*	Annualized Interest Income (in millions)*	Effective Annualized Yield*
2005	$30.3	$11.4	27%
2006	19.1	9.6	40%
2007	13.9	6.7	40%
2008	10.3	4.9	40%
2009	7.6	3.6	40%

* - 2005 amounts are based on actual results. 2006 amounts are based on actual results through 3/31/06 and estimated amounts for the remainder of the year. 2007, 2008 and 2009 amounts are based on estimated amounts.

Note: The amounts reflected in the table above require management to make significant assumptions based on estimated future default, prepayment, and discount rates. Actual performance could be different from that assumed, which could result in the actual results being materially different from the amounts estimated above.

The yield on the previously securitized loans was 39.1% for the quarter ended March 31, 2006, compared to 31.0% for the quarter ended December 31, 2005, and 22.8% for the quarter ended March 31, 2005. The yield on the previously securitized loans has increased due to improved cash flows from default rates being less than previously estimated. The lower default rates resulted from the Company’s assumption of the servicing of all of the pool balances during the second quarter of 2005. This favorably impacted the yield realized on the previously securitized loans by eliminating the servicing fees previously being paid to the external servicing agent and increased internal collection efforts that have resulted in enhanced levels of recoveries on previously charged-off loans. Subsequent to our assumption of the servicing of these loans, the Company has averaged net increased cash flows of $465,000 per month. These factors have increased the projected cash flows from the previously securitized loans and the Company now estimates that the yield on these loans will be in the range of 39% to 41% in the future.

Capitalization and Liquidity

One of the Company’s strengths is that it is highly profitable while maintaining strong liquidity and capital. With respect to liquidity, the Company’s loan to deposit ratio was 82.7% and the loan to asset ratio was 64.0% at March 31, 2006. The Company maintained investment securities totaling 25.1% of assets as of this date. Further, the Company’s deposit mix is weighted heavily toward checking and saving accounts that fund 44.0% of assets at March 31, 2006. Time deposits fund 33.4% of assets at March 31, 2006, but very few of these deposits are in accounts that have balances of more than $150,000, reflecting the core retail orientation of the Company.

The Company is also strongly capitalized. Capitalization (as measured by average equity to average assets) was 11.9% for the quarter ended March 31, 2006 as a result of the Company’s strong earnings. The Company’s tangible equity ratio was 9.2% at March 31, 2006 compared with a tangible equity ratio of 9.5% at March 31, 2005. With respect to regulatory capital, at March 31, 2006, the Company’s Leverage Ratio is 10.76%, the Tier I Capital ratio is 15.02%, and the Total Risk-Based Capital ratio is 15.98%. These regulatory capital ratios are significantly above levels required to be considered “well capitalized,” which is the highest possible regulatory designation.

Other Events of Interest

On March 29, 2006, the Board approved a 12% increase in the quarterly cash dividend to 28 cents per share payable April 30, 2006 to shareholders of record as of April 15, 2006. During the first quarter of 2006, the Company repurchased 300,572 common shares at a weighted average price of $36.26 as part of a 1 million share repurchase plan authorized by the Board of Directors in June 2005. As a result of these repurchases, the Company’s average outstanding shares decreased 110,000 shares during the quarter, providing the Company’s shareholders increased earnings capacity as shares repurchased improve earnings per share on the remaining shares outstanding.

On March 27, 2006, the Company opened its new downtown Charleston, West Virginia, banking facility at 10 Hale Street. The new 5,200 square foot facility provides a base for commercial lending, trust and investment management, and executive banking, as well as being a full-service retail banking center.

City Holding Company is the parent company of City National Bank of West Virginia. City National operates 66 branches across West Virginia, Eastern Kentucky and Southern Ohio.

Forward-Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5) the

Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(Unaudited)

	Three Months Ended
	March 31	March 31	Percent
	2006	2005	Change

Earnings ($000s, except per share data):
Net Interest Income (FTE)	$26,105	$22,496	16.04%
Net Income	12,866	11,678	10.17%
Earnings per Basic Share	0.71	0.70	1.43%
Earnings per Diluted Share	0.71	0.69	2.90%

Key Ratios (percent):
Return on Average Assets	2.06%	2.11%	(2.23)%
Return on Average Equity	17.37%	20.92%	(16.97)%
Net Interest Margin	4.71%	4.46%	5.65%
Efficiency Ratio	45.28%	47.36%	(4.39)%
Average Shareholders' Equity to Average Assets	11.87%	10.08%	17.75%

Consolidated Risk Based Capital Ratios (a):
Tier I	15.02%	15.92%	(5.65)%
Total	15.98%	16.99%	(5.94)%

Average Tangible Equity to Average Tangible Assets	9.24%	9.52%	(3.00)%

Common Stock Data:
Cash Dividends Declared per Share	$0.28	$0.25	12.00%
Book Value per Share	16.16	13.20	22.43%
Tangible Book Value per Share	12.83	12.82	0.03%
Market Value per Share:
High	37.64	36.61	2.81%
Low	35.26	29.01	21.54%
End of Period	36.79	29.54	24.54%

Price/Earnings Ratio (b)	12.95	10.55	22.79%

(a) March 31, 2006 risk-based capital ratios are estimated.
(b) March 31, 2006 price/earnings ratio computed based on annualized first quarter 2006 earnings.

CITY HOLDING COMPANY AND SUBSIDIARIES
Financial Highlights
(Unaudited)

Book Value and Market Price Range per Share
					Market Price
	Book Value per Share				Range per Share
	March 31	June 30	September 30	December 31	Low	High

2002	$8.92	$9.40	$9.64	$9.93	$12.04	$30.20
2003	10.10	10.74	11.03	11.46	25.50	37.15
2004	12.09	11.89	12.70	13.03	27.30	37.58
2005	13.20	15.56	15.99	16.14	27.57	39.21
2006	16.16				35.26	37.64

Earnings per Basic Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date

2002	$0.38	$0.45	$0.53	$0.56	$1.92
2003	0.56	0.73	0.69	0.64	2.63
2004	0.66	0.80	0.66	0.67	2.79
2005	0.70	0.72	0.73	0.72	2.87
2006	0.71				0.71

Earnings per Diluted Share

	Quarter Ended
	March 31	June 30	September 30	December 31	Year-to-Date

2002	$0.38	$0.45	$0.52	$0.55	$1.90
2003	0.55	0.72	0.68	0.63	2.58
2004	0.65	0.79	0.65	0.66	2.75
2005	0.69	0.71	0.72	0.72	2.84
2006	0.71				0.71

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited) ($ in 000s, except per share data)

	Three Months Ended March 31,
	2006	2005

Interest Income
Interest and fees on loans	$29,564	$22,190
Interest on investment securities:
Taxable	7,260	7,646
Tax-exempt	467	435
Interest on deposits in depository institutions	150	18
Interest on federal funds sold	-	4
Total Interest Income	37,441	30,293

Interest Expense
Interest on deposits	9,201	5,868
Interest on short-term borrowings	1,127	577
Interest on long-term debt	1,260	1,585
Total Interest Expense	11,588	8,030
Net Interest Income	25,853	22,263
Provision for loan losses	1,000	-
Net Interest Income After Provision for Loan Losses	24,853	22,263

Non-Interest Income
Investment securities gains	-	3
Service charges	9,862	8,443
Insurance commissions	614	592
Trust and investment management fee income	566	591
Bank owned life insurance	537	991
Other income	810	824
Total Non-Interest Income	12,389	11,444

Non-Interest Expense
Salaries and employee benefits	8,632	7,920
Occupancy and equipment	1,599	1,475
Depreciation	1,050	944
Professional fees and litigation expense	395	565
Postage, delivery, and statement mailings	644	653
Advertising	774	705
Telecommunications	476	473
Bankcard expenses	543	525
Insurance and regulatory	388	366
Office supplies	383	203
Repossessed asset (gains) losses, net of expenses	4	1
Loss on early extinguishment of debt	282	-
Other expenses	2,327	2,183
Total Non-Interest Expense	17,497	16,013
Income Before Income Taxes	19,745	17,694
Income tax expense	6,879	6,016
Net Income	$12,866	$11,678

Basic earnings per share	$0.71	$0.70
Diluted earnings per share	$0.71	$0.69
Average Common Shares Outstanding:
Basic	18,006	16,605
Diluted	18,067	16,812

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders' Equity
(Unaudited) ($ in 000s)

	Three Months Ended
	March 31, 2006	March 31, 2005

Balance at January 1	$292,141	$216,080

Net income	12,866	11,678
Other comprehensive income:
Change in unrealized gain on securities available-for-sale	(917)	(4,746)
Change in derivative instruments	(509)	-
Cash dividends declared ($0.28/share)	(4,988)	-
Cash dividends declared ($0.25/share)	-	(4,155)
Issuance of 6,700 stock award shares	167	-
Issuance of 4,800 stock award shares	-	147
Exercise of 26,875 stock options	357	-
Exercise of 23,350 stock options	-	298
Purchase of 300,572 common shares of treasury	(10,914)	-
Balance at March 31	$288,203	$219,302

CITY HOLDING COMPANY AND SUBSIDIARIES
Condensed Consolidated Quarterly Statements of Income
(Unaudited) ($ in 000s, except per share data)

	Quarter Ended
	March 31	Dec. 31	Sept. 30	June 30	March 31
	2006	2005	2005	2005	2005

Interest income	$37,441	$36,639	$35,910	$32,676	$30,293
Taxable equivalent adjustment	252	269	273	241	233
Interest income (FTE)	37,693	36,908	36,183	32,917	30,526
Interest expense	11,588	11,064	10,290	9,054	8,030
Net interest income	26,105	25,844	25,893	23,863	22,496
Provision for loan losses	1,000	800	600	-	-
Net interest income after provision
for loan losses	25,105	25,044	25,293	23,863	22,496

Noninterest income	12,389	13,537	13,012	12,098	11,444
Noninterest expense	17,497	18,339	17,922	16,839	16,013
Income before income taxes	19,997	20,242	20,383	19,122	17,927
Income tax expense	6,879	6,884	6,938	6,532	6,016
Taxable equivalent adjustment	252	269	273	241	233
Net income	$12,866	$13,089	$13,172	$12,349	$11,678

Basic earnings per share	$0.71	$0.72	$0.73	$0.72	$0.70
Diluted earnings per share	0.71	0.72	0.72	0.71	0.69
Cash dividends declared per share	0.28	0.25	0.25	0.25	0.25

Average Common Share (000s):
Outstanding	18,006	18,127	18,052	17,268	16,605
Diluted	18,067	18,211	18,238	17,477	16,812

Net Interest Margin	4.71%	4.55%	4.51%	4.42%	4.46%

CITY HOLDING COMPANY AND SUBSIDIARIES
Non-Interest Income and Non-Interest Expense
(Unaudited) ($ in 000s)

	Quarter Ended
	March 31	Dec. 31	Sept. 30	June 30	March 31
	2006	2005	2005	2005	2005

Non-Interest Income:
Service charges	$9,862	$10,530	$10,433	$9,685	$8,443
Insurance commissions	614	620	595	545	592
Trust fee income	566	504	468	462	591
Bank owned life insurance	537	691	552	545	991
Other income	810	1,067	959	843	824
Subtotal	12,389	13,412	13,007	12,080	11,441
Investment security gains	-	125	5	18	3
Total Non-Interest Income	$12,389	$13,537	$13,012	$12,098	$11,444

Non-Interest Expense:
Salaries and employee benefits	$8,632	$8,416	$8,739	$8,404	$7,920
Occupancy and equipment	1,599	1,569	1,687	1,564	1,475
Depreciation	1,050	1,062	1,096	994	944
Professional fees and litigation expense	395	486	456	514	565
Postage, delivery, and statement mailings	644	728	670	615	653
Advertising	774	710	764	762	705
Telecommunications	476	560	702	513	473
Bankcard expenses	543	540	512	560	525
Insurance and regulatory	388	380	385	365	366
Office supplies	383	388	327	275	203
Repossessed asset (gains) losses, net of expenses	4	(28)	(35)	(16)	1
Loss on early extinguishment of debt	282	-	-	-	-
Other expenses	2,327	3,528	2,619	2,289	2,183
Total Non-Interest Expense	$17,497	$18,339	$17,922	$16,839	$16,013

Employees (Full Time Equivalent)	764	770	768	767	689
Branch Locations	66	67	67	67	56

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
($ in 000s)
	March 31	December 31
	2006	2005
	(Unaudited)
Assets
Cash and due from banks	$52,530	$81,822
Interest-bearing deposits in depository institutions	29,106	4,451
Cash and cash equivalents	81,636	86,273

Investment securities available-for-sale, at fair value	580,477	549,966
Investment securities held-to-maturity, at amortized cost	55,088	55,397
Total investment securities	635,565	605,363

Gross Loans	1,623,126	1,612,827
Allowance for loan losses	(16,818)	(16,790)
Net loans	1,606,308	1,596,037

Bank owned life insurance	53,505	52,969
Premises and equipment	42,212	42,542
Accrued interest receivable	11,995	13,134
Net deferred tax assets	28,330	27,929
Intangible assets	59,378	59,559
Other assets	18,001	18,791
Total Assets	$2,536,930	$2,502,597

Liabilities
Deposits:
Noninterest-bearing	$355,525	$376,076
Interest-bearing:
Demand deposits	443,932	437,639
Savings deposits	316,483	302,571
Time deposits	847,838	812,134
Total deposits	1,963,778	1,928,420
Short-term borrowings	156,337	152,255
Long-term debt	93,980	98,425
Other liabilities	34,632	31,356
Total Liabilities	2,248,727	2,210,456

Stockholders' Equity
Preferred stock, par value $25 per share: 500,000 shares authorized; none issued	-	-
Common stock, par value $2.50 per share: 50,000,000 shares authorized;
18,499,282 shares issued at March 31, 2006 and December 31, 2005
less 662,462 and 395,465 shares in treasury, respectively	46,249	46,249
Capital surplus	103,727	104,435
Retained earnings	168,625	160,747
Cost of common stock in treasury	(20,960)	(11,278)
Accumulated other comprehensive (loss) income:
Unrealized loss on securities available-for-sale	(5,756)	(4,839)
Unrealized loss on derivative instruments	(509)	-
Underfunded pension liability	(3,173)	(3,173)
Total Accumulated Other Comprehensive (Loss) Income	(9,438)	(8,012)
Total Stockholders' Equity	288,203	292,141
Total Liabilities and Stockholders' Equity	$2,536,930	$2,502,597

CITY HOLDING COMPANY AND SUBSIDIARIES
Loan Portfolio
(Unaudited) ($ in 000s)

	March 31	Dec. 31	Sept. 30	June 30	March 31
	2006	2005	2005	2005	2005

Residential real estate	$595,093	$592,521	$596,184	$596,893	$463,869
Home equity	304,559	301,728	306,448	307,354	302,262
Commercial, financial, and agriculture	643,269	629,670	621,345	584,164	485,549
Installment loans to individuals	54,287	58,652	63,134	70,904	40,979
Previously securitized loans	25,918	30,256	35,599	41,670	50,588
Gross Loans	$1,623,126	$1,612,827	$1,622,710	$1,600,985	$1,343,247

CITY HOLDING COMPANY AND SUBSIDIARIES
Consolidated Average Balance Sheets, Yields, and Rates
(Unaudited) ($ in 000s)

	Three Months Ended March 31,
		2006			2005
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Loan portfolio:
Residential real estate	$593,131	$8,380	5.73%	$466,011	$6,520	5.67%
Home equity	302,265	5,594	7.51%	306,354	4,273	5.66%
Commercial, financial, and agriculture	635,249	11,293	7.21%	477,462	6,982	5.93%
Installment loans to individuals	56,546	1,593	11.43%	43,734	1,333	12.36%
Previously securitized loans	28,051	2,704	39.09%	54,928	3,082	22.76%
Total loans	1,615,242	29,564	7.42%	1,348,489	22,190	6.67%
Securities:
Taxable	574,195	7,260	5.13%	657,240	7,646	4.72%
Tax-exempt	44,303	719	6.58%	37,306	668	7.26%
Total securities	618,498	7,979	5.23%	694,546	8,314	4.85%
Deposits in depository institutions	14,888	150	4.09%	3,714	18	1.97%
Federal funds sold	-	-	-	583	4	2.78%
Total interest-earning assets	2,248,628	37,693	6.80%	2,047,332	30,526	6.05%
Cash and due from banks	53,252			43,866
Bank premises and equipment	42,529			34,333
Other assets	168,035			106,588
Less: Allowance for loan losses	(16,851)			(17,480)
Total assets	$2,495,593			$2,214,639

Liabilities:
Interest-bearing demand deposits	444,126	1,259	1.15%	413,224	716	0.70%
Savings deposits	306,314	732	0.97%	277,116	355	0.52%
Time deposits	830,866	7,210	3.52%	657,546	4,797	2.96%
Short-term borrowings	151,728	1,127	3.01%	144,069	577	1.62%
Long-term debt	95,296	1,260	5.36%	148,836	1,585	4.32%
Total interest-bearing liabilities	1,828,330	11,588	2.57%	1,640,791	8,030	1.98%
Noninterest-bearing demand deposits	342,482			321,648
Other liabilities	28,564			28,951
Stockholders' equity	296,217			223,249
Total liabilities and
stockholders' equity	$2,495,593			$2,214,639
Net interest income		$26,105			$22,496
Net yield on earning assets			4.71%			4.46%

CITY HOLDING COMPANY AND SUBSIDIARIES
Analysis of Risk-Based Capital
(Unaudited) ($ in 000s)

	March 31	Dec. 31	Sept. 30	June 30	March 31
	2006 (a)	2005	2005	2005	2005

Tier I Capital:
Stockholders' equity	$288,203	$292,141	$290,432	$279,624	$219,302
Goodwill and other intangibles	(59,378)	(59,559)	(59,742)	(61,578)	(6,204)
Accumulated other comprehensive income	9,438	8,012	4,106	3,334	5,890
Qualifying trust preferred stock	25,500	28,000	28,000	28,000	28,000
Excess deferred tax assets	(1,954)	(1,071)	-	-	(4,524)
Total tier I capital	$261,809	$267,523	$262,796	$249,380	$242,464

Total Risk-Based Capital:
Tier I capital	$261,809	$267,523	$262,796	$249,380	$242,464
Qualifying allowance for loan losses	16,818	16,790	17,768	18,298	16,325
Total risk-based capital	$278,627	$284,313	$280,564	$267,678	$258,789

Net risk-weighted assets	$1,743,243	$1,735,538	$1,758,566	$1,734,653	$1,522,881

Ratios:
Average stockholders' equity to average assets	11.87%	11.87%	11.47%	10.57%	10.08%
Tangible capital ratio	9.24%	9.52%	9.32%	8.91%	9.52%
Risk-based capital ratios:
Tier I capital	15.02%	15.41%	14.94%	14.38%	15.92%
Total risk-based capital	15.98%	16.38%	15.95%	15.43%	16.99%
Leverage capital	10.76%	10.97%	10.68%	10.83%	11.00%

(a) March 31, 2006 risk-based capital ratios are estimated.

CITY HOLDING COMPANY AND SUBSIDIARIES
Intangibles
(Unaudited) ($ in 000s)

	As of and for the Quarter Ended
	March 31	Dec. 31	Sept. 30	June 30	March 31
	2006	2005	2005	2005	2005

Intangibles, net	$59,378	$59,559	$59,742	$61,578	$6,204
Intangibles amortization expense	181	183	183	95	51

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Loan Loss Experience
(Unaudited) ($ in 000s)

	Quarter Ended
	March 31	Dec. 31	Sept. 30	June 30	March 31
	2006	2005	2005	2005	2005

Balance at beginning of period	$16,790	$17,768	$18,298	$16,325	$17,815

Allowance acquired through acquisition	-	-	-	3,265	-

Charge-offs:
Commercial, financial, and agricultural	185	527	54	663	429
Real estate-mortgage	296	302	208	323	658
Installment loans to individuals	368	664	476	263	308
Overdraft deposit accounts	958	996	1,012	832	744
Total charge-offs	1,807	2,489	1,750	2,081	2,139

Recoveries:
Commercial, financial, and agricultural	32	30	135	345	95
Real estate-mortgage	105	188	53	25	37
Installment loans to individuals	198	163	136	175	205
Overdraft deposit accounts	500	330	296	244	312
Total recoveries	835	711	620	789	649

Net charge-offs	972	1,778	1,130	1,292	1,490
Provision for loan losses	1,000	800	600	-	-
Balance at end of period	$16,818	$16,790	$17,768	$18,298	$16,325

Loans outstanding	$1,623,126	$1,612,827	$1,622,710	$1,600,985	$1,343,247
Average loans outstanding	1,615,242	1,618,711	1,612,344	1,473,880	1,348,489
Allowance as a percent of loans outstanding	1.04%	1.04%	1.09%	1.14%	1.22%
Allowance as a percent of non-performing loans	504%	402%	487%	464%	490%
Net charge-offs (annualized) as a
percent of average loans outstanding	0.24%	0.44%	0.28%	0.35%	0.44%
Net charge-offs, excluding overdraft deposit
accounts, (annualized) as a percent of average loans outstanding	0.13%	0.27%	0.10%	0.19%	0.31%

CITY HOLDING COMPANY AND SUBSIDIARIES
Summary of Non-Performing Assets
(Unaudited) ($ in 000s)

	March 31	Dec. 31	Sept. 30	June 30	March 31
	2006	2005	2005	2005	2005

Nonaccrual loans	$2,743	$2,785	$2,468	$2,709	$2,641
Accruing loans past due 90 days or more	512	1,124	1,003	936	322
Previously securitized loans past due 90 days or more	85	268	174	299	372
Total non-performing loans	3,340	4,177	3,645	3,944	3,335
Other real estate owned, excluding property associated
with previously securitized loans	403	135	117	471	463
Other real estate owned associated with previously
securitized loans	306	-	-	-	-
Other real estate owned	709	135	117	471	463
Total non-performing assets	$4,049	$4,312	$3,762	$4,415	$3,798

Non-performing assets as a percent of loans and
other real estate owned	0.25%	0.27%	0.23%	0.28%	0.28%